Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2019 Second Quarter Results

SIMI VALLEY, Calif., November 29, 2018 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its second quarter ended October 27, 2018.

“Our team’s outstanding first half performance produced revenue of $151 million, an increase of $51 million over last year.  Earnings per diluted share from continuing operations totaled $1.14, including a $0.26 one-time litigation settlement, representing an increase of $1.00,” said Wahid Nawabi, AeroVironment president and chief executive officer.  “Second quarter funded backlog of $164 million grew 44 percent year-over-year.  Overall, demand drivers for our solutions remain strong as we continue to make progress across our business.”

“As a result of our first half financial performance and strong funded backlog, we are narrowing and raising our full year financial expectations for fiscal year 2019.  We now expect fiscal year 2019 revenue of $300 million to $310 million, which would represent 12 percent to 15 percent growth over fiscal year 2018, and earnings per diluted share from continuing operations of $1.30 to $1.50, which would represent 41 percent to 62 percent growth,” Nawabi added.

“We are committed to delivering on our full fiscal year goals through successful execution across small UAS, Tactical Missile Systems, HAPS and Commercial Information Solutions.  We are excited to continue building the foundation for a larger, profitable enterprise and driving significant shareholder value.”

FISCAL 2019 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2019 was $73.0 million, an increase of 11%  from second quarter fiscal 2018 revenue of $65.8 million. The increase in revenue was due to an increase in service revenue of $8.5 million, partially offset by a decrease in product sales of $1.3 million.

Gross margin for the second quarter of fiscal 2019 was $28.4 million, a decrease of 6%  from second quarter fiscal 2018 gross margin of $30.1 million. The decrease in gross margin was primarily due to a decrease in product margin of $2.7 million, partially offset by an increase in service margin of $1.0 million. As a percentage of revenue, gross margin decreased to 39% from 46%. The decrease in gross margin percentage was primarily due to an increase in the proportion of service revenue to total revenue.

Income from continuing operations for the second quarter of fiscal 2019 was $6.6 million, a decrease from second quarter fiscal 2018 of $10.5 million. The decrease in income from continuing operations was primarily a result of a decrease in gross margin of $1.7 million, an increase in research and development (“R&D”) expense of $1.3 million and an increase in selling, general and administrative (“SG&A”) expense of $0.9 million.

Other income, net, for the second quarter of fiscal 2019 was $2.4 million compared to other income, net of $0.4 million for the second quarter of fiscal 2018. The increase in other income, net was primarily due to transition services performed on behalf of the buyer of the discontinued Efficient Energy Systems (“EES”) business and an increase in interest income.

Provision for income taxes for the second quarter of fiscal 2019 was $1.2 million compared to $3.4 million for the second quarter of fiscal 2018. The decrease in provision for income taxes was primarily due to the reduction of the federal statutory tax rate from 35% to 21% as a result of the Tax Cut and Jobs Act of 2017 and a decrease in income before income taxes.

Equity method investment activity, net of tax, for the second quarter of fiscal 2019 was a loss of $0.8 million associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

(Loss) gain on sale of a business, net of tax for the second quarter of fiscal 2019 was a loss of $0.4 million and resulted from a working capital adjustment to the proceeds from the sale of our EES business.

Loss from discontinued operations, net of tax for the second quarter of fiscal 2019 was $0.6 million compared to loss from discontinued operations, net of tax for the second quarter of fiscal 2018 of $33 thousand.

Net income attributable to AeroVironment for the second quarter of fiscal 2019 was  $6.1 million, a decrease from second quarter fiscal 2018 net income attributable to AeroVironment of $7.7 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for the second quarter of fiscal 2019 was  $0.29 compared to the second quarter fiscal 2018 of $0.32.

FISCAL 2019 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2019 was $151.0 million, an increase of 51% from the first six months of fiscal 2018 revenue of $100.2 million. The increase in revenue was due to an increase in product sales of $35.1 million and an increase in service revenue of $15.7 million.

Gross margin for the first six months of fiscal 2019 was $61.0 million, an increase of 57% from the first six months of fiscal 2018 gross margin of $38.8 million. The increase in gross margin was primarily due to an increase in product margin of $20.0 million and an increase in service margin of $2.2 million. As a percentage of revenue, gross margin increased to 40% from 39%.

Income from continuing operations for the first six months of fiscal 2019 was $20.8 million, an increase from the first six months of fiscal 2018 income from continuing operations of $2.4 million. The increase in income from continuing operations was primarily a result of an increase in gross margin of $22.2 million, partially offset by an increase in R&D expense of $2.2 million and an increase in SG&A expense of $1.6 million.

Other income, net, for the first six months of fiscal 2019 was $11.7 million compared to other income, net of $0.9 million for the first six months of fiscal 2018. The increase in other income, net was primarily due to a one-time gain from a litigation settlement, income from transition services performed on behalf of the buyer of the discontinued EES business and an increase in interest income.

Provision for income taxes for the first six months of fiscal 2019 was $3.8 million compared to provision for income taxes of $0.1 million for the first six months of fiscal 2018. The increase in provision for income taxes was primarily due to the increase in income before income taxes, partially offset by the reduction of the federal statutory tax rate from 35% to 21% as a result of the Tax Cut and Jobs Act of 2017.

Equity method investment activity, net of tax, for the first six months of fiscal 2019 was a loss of $1.4 million associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Gain on sale of a business, net of tax for the first  six months of fiscal 2019 was $8.5 million and resulted from the sale of our EES business.

Loss from discontinued operations, net of tax for the first six months of fiscal 2019 was $2.4 million compared to loss from discontinued operations, net of tax for the first six months of fiscal 2018 of $1.5 million.

Net income attributable to AeroVironment for the first six months of fiscal 2019 was $33.4 million, an increase from the first six months of fiscal 2018 net income attributable to AeroVironment of $1.9 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for the first six months of fiscal 2019 was $1.14 compared to earnings per diluted share from continuing operations attributable to AeroVironment for the first six months of fiscal 2018 of $0.14.

BACKLOG

As of October 27, 2018,  funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $163.9 million compared to $113.5 million as of October 28, 2017.

FISCAL 2019 — OUTLOOK FOR THE FULL YEAR

For fiscal 2019, the company has revised its expectations and now expects to generate revenue from continuing operations of between $300 million and $310 million, and earnings per diluted share from continuing operations of between $1.30 and  $1.50 at  5% ownership of the HAPSMobile, Inc. joint venture. The company previously expected revenue from continuing operations of between $290 million and $310 million, and earnings per diluted share of between $1.10 and $1.40 at 5% ownership of the HAPSMobile, Inc. joint venture. The earnings per diluted share range includes a one-time gain of $0.26 from a litigation settlement. The company has the right to increase its ownership percentage of HAPSMobile, Inc. up to 19% prior to the first flight test of the HAPSMobile aircraft under development.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Thursday,  November 29, 2018, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (800) 708-4540 (U.S.) and enter the passcode 47878345 or (847)  619-6397 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Thursday,  November 29, 2018, at approximately 4:00 p.m. Pacific Time through December 6, 2018, at 11:59 p.m. Pacific Time.  Dial

(888) 843-7419 and enter the passcode 47878345#. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty.  Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts;  risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. Government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; issues related to transition services and post-transaction matters arising from the sale of our EES business; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenue:
Product sales	$47,056	$48,420	$102,369	$67,200
Contract services (inclusive of related party revenue of $12,832 and $7,071 for the three months ended October 27, 2018 and October 28, 2017, respectively; and inclusive of related party revenue of $24,395 and $9,622 for the six months ended October 27, 2018 and October 28, 2017, respectively)	25,923	17,381	48,653	32,962
	72,979	65,801	151,022	100,162
Cost of sales:
Product sales	26,567	25,196	56,378	41,168
Contract services	18,013	10,462	33,656	20,153
	44,580	35,658	90,034	61,321
Gross margin:
Product sales	20,489	23,224	45,991	26,032
Contract services	7,910	6,919	14,997	12,809
	28,399	30,143	60,988	38,841
Selling, general and administrative	13,646	12,768	25,602	24,055
Research and development	8,109	6,844	14,544	12,386
Income from continuing operations	6,644	10,531	20,842	2,400
Other income:
Interest income, net	1,068	432	1,974	944
Other income (expense), net	1,291	(55)	9,679	(51)
Income from continuing operations before income taxes	9,003	10,908	32,495	3,293
Provision for income taxes	1,211	3,358	3,778	137
Equity method investment activity, net of tax	(752)	—	(1,354)	—
Net income from continuing operations	7,040	7,550	27,363	3,156
Discontinued operations:
(Loss) gain on sale of business, net of tax (benefit) expense of $(114) and $2,463 for the three and six months ended October 27, 2018, respectively	(391)	—	8,452	—
Loss from discontinued operations, net of tax	(599)	(33)	(2,449)	(1,521)
Net (loss) income from discontinued operations	(990)	(33)	6,003	(1,521)
Net income	6,050	7,517	33,366	1,635
Net loss attributable to noncontrolling interest	7	206	21	229
Net income attributable to AeroVironment	$6,057	$7,723	$33,387	$1,864
Net income (loss) per share attributable to AeroVironment—Basic
Continuing operations	$0.30	$0.33	$1.16	$0.14
Discontinued operations	(0.04)	—	0.25	(0.06)
Net income per share attributable to AeroVironment—Basic	$0.26	$0.33	$1.41	$0.08
Net income (loss) per share attributable to AeroVironment—Diluted
Continuing operations	$0.29	$0.32	$1.14	$0.14
Discontinued operations	(0.04)	—	0.25	(0.06)
Net income per share attributable to AeroVironment—Diluted	$0.25	$0.32	$1.39	$0.08
Weighted-average shares outstanding:
Basic	23,667,400	23,477,914	23,621,720	23,407,500
Diluted	24,098,833	23,832,959	24,059,394	23,715,997

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	October 27,	April 30,
	2018	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$151,255	$143,517
Short-term investments	138,536	113,649
Accounts receivable, net of allowance for doubtful accounts of $1,054 at October 27, 2018 and $1,080 at April 30, 2018	34,639	56,813
Unbilled receivables and retentions (inclusive of related party unbilled receivables of $7,764 at October 27, 2018 and $3,145 at April 30, 2018)	45,654	16,872
Inventories, net	46,096	37,425
Prepaid expenses and other current assets	5,732	5,103
Current assets of discontinued operations	—	25,668
Total current assets	421,912	399,047
Long-term investments	30,459	40,656
Property and equipment, net	20,460	19,219
Deferred income taxes	12,108	11,494
Other assets	1,628	3,002
Total assets	$486,567	$473,418
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,149	$21,340
Wages and related accruals	11,071	16,851
Income taxes payable	4,851	4,085
Customer advances	2,449	3,564
Other current liabilities	6,971	6,954
Current liabilities of discontinued operations	—	9,294
Total current liabilities	39,491	62,088
Deferred rent	1,478	1,536
Other non-current liabilities	1,306	622
Deferred tax liability	67	67
Liability for uncertain tax positions	49	49
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at October 27, 2018 and April 30, 2018	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,928,373 shares at October 27, 2018 and 23,908,736 at April 30, 2018	2	2
Additional paid-in capital	171,867	170,139
Accumulated other comprehensive income (loss)	5	(21)
Retained earnings	272,300	238,913
Total AeroVironment stockholders’ equity	444,174	409,033
Noncontrolling interest	2	23
Total equity	444,176	409,056
Total liabilities and stockholders’ equity	$486,567	$473,418

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended
	October 27,	October 28,
	2018	2017
Operating activities
Net income	$33,366	$1,635
Gain on sale of business, net of tax	(8,452)	—
Loss from discontinued operations, net of tax	2,449	1,521
Net income from continuing operations	27,363	3,156
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,584	2,784
Loss from equity method investment	1,354	—
Impairment of long-lived assets	—	255
Provision for doubtful accounts	(27)	935
Impairment of intangible assets and goodwill	—	1,021
Gains on foreign currency transactions	(13)	(108)
Deferred income taxes	(614)	(1,094)
Stock-based compensation	2,517	2,535
Loss on disposition of property and equipment	—	15
Amortization of held-to-maturity investments	(459)	897
Changes in operating assets and liabilities:
Accounts receivable	22,261	39,861
Unbilled receivables and retentions	(28,782)	600
Inventories	(8,671)	(13,772)
Income tax receivable	—	(307)
Prepaid expenses and other assets	(831)	413
Accounts payable	(8,841)	(2,972)
Other liabilities	(6,184)	(4,225)
Net cash provided by operating activities of continuing operations	2,657	29,994
Investing activities
Acquisition of property and equipment	(4,135)	(5,455)
Proceeds from sale of business	31,994	—
Redemptions of held-to-maturity investments	153,029	105,758
Purchases of held-to-maturity investments	(169,402)	(88,763)
Redemptions of available-for-sale investments	2,250	450
Net cash provided by investing activities from continuing operations	13,736	11,990
Financing activities
Principal payments of capital lease obligations	(111)	(173)
Tax withholding payment related to net settlement of equity awards	(975)	(313)
Exercise of stock options	71	2,164
Net cash (used in) provided by financing activities from continuing operations	(1,015)	1,678
Discontinued operations
Operating activities of discontinued operations	(7,188)	(5,875)
Investing activities of discontinued operations	(452)	(582)
Financing activities of discontinued operations	—	—
Net cash used in discontinued operations	(7,640)	(6,457)
Net increase in cash and cash equivalents	7,738	37,205
Cash and cash equivalents at beginning of period	143,517	79,904
Cash and cash equivalents at end of period	$151,255	$117,109
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$5,270	$1,803
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $51 and $19, respectively	$57	$29
Reclassification from share-based liability compensation to equity	$—	$384
Change in foreign currency translation adjustments	$(31)	$—
Acquisitions of property and equipment included in accounts payable	$753	$888

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com